EXHIBIT 23.1



             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


 We expect to issue our report in the near future which will accompany the consolidated financial statements and schedule of uniView Technologies Corporation and Subsidiaries which will be included in the Annual Report on Form 10-K for the year ended June 30, 2001, which will be incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."


 GRANT THORNTON LLP

 Dallas, Texas
 August 24, 2001